ADDENDUM AGREEMENT

DATED AS OF August 1, 2025

This Addendum Agreement (the “Agreement”) is entered into by and between:

Spectral Capital Corporation, a corporation organized and existing under the laws of the State of Nevada, United States of America, with registered offices at 701 Fifth Ave, Suite 4200, Seattle, WA 98104, USA (“Spectral”);

and

Heritage Ventures Ltd., a corporation organized and existing under the laws of Ireland, with its registered office at 17 Clanwilliam Square, Grand Canal Quay, Dublin 2 D02 DH98 - Republic of Ireland (“Heritage”)

and

42 Telecom Ltd., company incorporated and registered in Malta under registration number C 50141 with its registered office at 93 Triq G.F. Agius De Soldanis, Santa Venera, SVR 1910, Malta (“42 Telecom”)

Each a “Party” and together the “Parties”.

WHEREAS:

(i)Under a definitive share exchange agreement entered into on July 15, 2025 (the "Exchange Agreement") between Spectral, Heritage and 42 Telecom, Heritage transferred 1,300 shares in 42 Telecom (the “42 Telecom Shares”) which represent all of the issued and outstanding shares in 42 Telecom to Spectral, in exchange for which Spectral issued 8,000,000 shares of Spectral’s common stock (the “Spectral Shares”);

(ii)Under “Bonus Shares” and “Valuation Guarantee” provisions of the Exchange Agreement, Spectral shall issue certain amount of additional Spectral Shares to Heritage if certain conditions occur. Spectral therefore issued additional 8,000,000 shares of Spectral’s common stock (the “Spectral Escrow Shares”) and deposited them to be held in escrow in accordance with the provisions of an escrow agreement entered into on July 31, 2025 (the “Spectral Shares Escrow Agreement”) between Spectral, Heritage and Jonathan Dariyanani, Attorney at Law, in his capacity as escrow agent. The Spectral Escrow Shares are to be released, transferred or cancelled in accordance with the provisions of the Spectral Shares Escrow Agreement;

(iii)Pursuant to the Exchange Agreement, the total consideration in Spectral shares, which are assumed to be marketable over a liquidity market, including any and all of the Spectral Shares and Spectral Escrow Shares (“All Spectral Shares”) for the sale and transfer of the 42 Telecom Shares to Spectral shall realize a fair market value money at least equal to USD 30,000,000 (“Consideration”);

(iv)Following the expiration of the Lock Up period (as defined in the Exchange Agreement), Heritage shall be entitled to freely trade All Spectral Shares on the NASDAQ entry tier marketplace (“Market”), subject to applicable laws and regulations to achieve the Consideration.

(v)In accordance with Article 4.3 of the Exchange Agreement, if (a) Spectral does not achieve an uplisting to the Market for its shares or (b) otherwise, due to insufficient liquidity (defined as the absence of bona fide bids at or above the prevailing market price for the relevant Spectral shares) or other circumstances, Heritage is unable to obtain the Consideration by disposing of All Spectral Shares in the Market, the Parties have agreed a retransfer arrangement for both the 42 Telecom Shares and the outstanding Spectral shares assigned to Heritage under the Exchange Agreement;

(vi)Following the expiration of the Lock-Up period, in accordance with Art. 2.3 of the Exchange Agreement, Heritage shall be permitted to sell or transfer up to 10% of the total number of Spectral shares received under the Exchange Agreement per month, beginning on the first trading day after the Lock-Up Period ends and continuing monthly thereafter (“Trickle-Out Release Period”), unless otherwise authorized in writing by Spectral. Spectral may then, in its sole discretion, release all or part of the remaining shares prior to the expiration of the Trickle-Out Release Period.

(vii)Upon expiration of the Lock Up period and expiration (or termination) of the Trickle-Out Release Period, Heritage may, at its sole discretion, seek and obtain to repurchase 42 Telecom Shares in exchange for the return of the shares in Spectral plus any amounts advanced to Heritage by Spectral.

(viii)The Parties intend then to agree on Heritage having the right to re-acquire the 42 Telecom Shares and Spectral grant such right to Heritage subject to the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES AGREED AS FOLLOWS:

1. Definitions

The preamble of this Agreement and definitions used therein are legally binding and form an integral part of this Agreement.

2. Heritage’s Call Option

Subject to the terms of this Agreement, Spectral hereby grants to Heritage an irrevocable right (the “Call Option”) to acquire 42 Telecom Shares, which represent one hundred percent (100%) of the issued and outstanding shares of 42 Telecom as well as any additional shares in 42 Telecom if any such shares are issued to Spectral after the date of this Agreement (the “Additional 42 Telecom Shares” and together with the 42 Telecom Shares, the “All 42 Telecom Shares”), in exchange for:

(a) the return of such number of the Spectral Shares as are held by Heritage on the date of exercise of the Call Option;

(b) the return of such number of Spectral Escrow Shares (if any) as will be released to Heritage pursuant to the Spectral Shares Escrow Agreement in the period from the entry into the Spectral Shares Escrow Agreement until the date of exercise of the Call Option and still held by Heritage on the date of exercise of the Call Option; and

(c) the payment of the actual amounts received by Heritage (if any) for the sale of the Spectral Shares and/or the Spectral Escrow Shares with a minimum value of $3.00 USD for each share of Spectral not returned unless such provision is specifically waived by Spectral in writing.

This Call Option may be exercised by Heritage if, by expiration (or termination) of the Trickle-Out Release Period, Heritage has not cashed the Consideration. The Call Option shall be exercised by providing Spectral with irrevocable written notice (the "Call Notice") to the registered offices of Spectral set out in the preamble or to Spectral’s email address Jenifer.osterwalder@spectralcapital.com no earlier than the first trading day after the expiration (or termination) of the Trickle-Out Release Period and later than ninety (90) days following such date.

Upon receipt of the Call Notice and in lieu of the sale of 42 Telecom shares back to Heritage under the Call Option, Spectral shall have the right, at its sole election, to instead of returning the 42 Telecom Shares, to pay Heritage the sum of USD $30,000,000 within 180 days of receipt of the Call Notice, less:the payment of the actual amounts received by Heritage (if any) for the sale of the Spectral Shares and/or the Spectral Escrow Shares with a minimum value of $3.00 USD for each share of Spectral not returned thereunder.

3. Spectral’s Put Option

Unless Section 2 is irrevocably waived in writing by Heritage prior to the expiration (or termination) of the Trickle-Out Release Period, Spectral shall also have the right to put All 42 Telecom Shares back to Heritage under the same terms as Section 2 above (the “Put Option”). The Put Option may be exercised by Spectral by providing Heritage with irrevocable written notice (the "Put Notice") to the registered offices of Heritage set out in the preamble or to Heritage’s email address fgermondani@heritageventures.eu at any time during the same ninety (90) day window defined in Section 2. Provided, however, that if 42 Telecom shall achieve the 2025 financial targets defined in the Exchange Agreement with an acceptable deviation of 20% according to the audited financial statements, Spectral shall waive this Put Option.

4. Authorized Transfer Agent Instruction

Simultaneously with entry into this Agreement, the Parties shall enter into a Maltese law governed escrow agreement (the “Maltese Escrow Agreement” with WH Partners (the “Maltese Escrow Agent”) pursuant to which Spectral will irrevocably and unconditionally appoint and authorise the Maltese Escrow Agent by way of security, as its attorney (with full power of substitution) and in its name or otherwise on its behalf to sign and deliver to Heritage all such documents as may be required to effectuate the transfer of All 42 Telecom Shares back to Heritage or its designee, immediately upon being notified by Heritage that either it exercised its Call Option or that Spectral exercised its Put Option. Such notification to the Maltese Escrow Agent will need to include a confirmation by Heritage that it complied with all its obligations under this Agreement.

The Spectral warrants to Heritage that the authorization to the Maltese Escrow Agent under the Maltese Escrow Agreement shall be sufficient legal authorization to effectuate the transfer of All 42 Telecom Shares back to Heritage under applicable Maltese law, Nevada law, and the governing documents of 42 Telecom and Spectral. The Escrow Agent is to be indemnified by the Parties under the Maltese Escrow Agreement except for willful misconduct or gross negligence.

5. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Malta, without regard to its conflict of laws provisions. Any dispute arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Malta.

6. Miscellaneous

In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Exchange Agreement, the provisions of this Agreement shall prevail and shall be deemed to supplement and replace the conflicting provisions of the Exchange Agreement, but only to the extent of such conflict or inconsistency. Except as expressly modified herein, the Exchange Agreement shall remain in full force and effect.

This Agreement may be executed in counterparts, including electronic signatures, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

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SPECTRAL CAPITAL CORPORATION

By: ___________________________

Name: Jenifer Osterwalder

Title: President and CEO

HERITAGE VENTURES LTD.

By: ___________________________

Name: Federico Germondani

Title: Director

42 TELECOM LIMITED

By: ___________________________

Name: Orlando Taddeo

Title: Director